Exhibit 99.1

Media Contact:

Heidi Pearce

heidi.pearce@crackerbarrel.com

(615) 235-4135

Investor Contact:

Adam Hanan

adam.hanan@crackerbarrel.com

615-443-9887

Cracker Barrel Old Country Store® Elects Gilbert Dávila to Board of Directors

LEBANON, TN. (July 10, 2020) – Cracker Barrel Old Country Store® (Nasdaq: CBRL) today announced that Gilbert Dávila has been elected to the company’s Board of Directors, effective immediately. Mr. Dávila is the founder and CEO of DMI Consulting - a leading multicultural marketing, diversity & inclusion and strategy firm in the United States, assisting mostly Fortune 200 companies to develop strategic growth platforms focused on America’s fastest growing populations/segments. Prior to founding DMI, Mr. Dávila spent seven years (2003-2010) as the Vice President, Global Diversity and Multicultural Market Development at The Walt Disney Company.

An expert in the fields of market segmentation, data management and digital marketing, Mr. Dávila brings valuable consumer, marketing, brand management and diversity & inclusion experience to Cracker Barrel. In addition to his work at Disney, Mr. Dávila was the Vice President, Multicultural Management for Sears & Roebuck Company, a former Marketing Director Northeast Region for Coca-Cola USA and held sales and marketing roles at Procter & Gamble. Mr. Dávila is considered a preeminent subject matter expert in attaining brand growth by targeting multicultural/inclusive segments in the United States.

“As part of our established Board succession planning initiatives and to support Cracker Barrel’s strategic focus on digital and multicultural engagement with employees and guests, we have been searching for a leader with Gilbert’s expertise and experience. We are thrilled to welcome him to our Board,” said Cracker Barrel Chairman of the Board William McCarten. “I am confident that Gilbert’s deep knowledge of digital marketing, market segmentation and Diversity & Inclusion, in addition to his decades of experience with some of the world’s most respected brands, will provide tremendous benefits to our company and our management team.”

About Cracker Barrel Old Country Store, Inc.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) shares warm welcomes and friendly service while offering guests quality homestyle food and unique shopping – all at a fair price. By creating a world filled with hospitality and charm through an experience that combines dining and shopping, guests are cared for like family. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate 663 company-owned Cracker Barrel Old Country Store locations in 45 states and own the fast casual Maple Street Biscuit Company. For more information about the company, visit crackerbarrel.com.

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